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                                                                      EXHIBIT 99

DANKA  PRESS RELEASE



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FOR IMMEDIATE RELEASE                                                                                  WILLIAM T. FREEMAN
                                                                                                             813-576-6003

JANUARY 2, 1997                                                                                            PAUL G. DUMOND
                                                                                                      011-44-171-603-1515
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               DANKA ACQUIRES THE SALES, SERVICE AND FACILITIES
           MANAGEMENT OPERATIONS OF KODAK'S OFFICE IMAGING BUSINESS

Danka Business Systems PLC (NASDAQ:DANKY) announced that effective December 31, 1996, the Company had completed the acquisition of the sales, marketing, and equipment service operations of Kodak's Office Imaging business, as well as Kodak's facilities management business formerly known as Kodak Imaging Services.

Dan Doyle, Chief Executive of Danka Business Systems PLC commented, "I am pleased to announce that Kodak and Danka have officially joined forces to create a worldwide office imaging powerhouse. The acquisition of Kodak's sales, service and facilities management business brings together the mutual expertise and track records of two fine organizations."

In connection with the acquisition, Danka and Kodak have entered into a strategic alliance whereby Kodak will supply high-volume copiers and printers to Danka. Pursuant to a supply agreement between the companies, Danka has become the principal distributor of Kodak-branded





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office copiers and printers worldwide.  Kodak will retain its manufacturing and research and development functions supporting the Office Imaging business.

Under the terms of the acquisition, Danka paid Kodak net cash of $688 million, subject to adjustment, for the sales, marketing, and equipment service functions of Kodak's Office Imaging and facilities management businesses.

As of December 31, 1995, the net assets of the Office Imaging and facilities management businesses were approximately $800 million, and for such year generated revenues of $1.8 billion and net earnings before income taxes of $25 million.

"This strategic alliance, in combination with Danka's existing business, allows Danka to offer customers a unique combination of unparalleled service and support with global coverage, as well as a wide choice in equipment - from small copiers to high-volume duplicators, fax machines and state-of-the-art digital copiers/printers," Doyle commented. "We are excited about the opportunity to provide our customers with a single-source solution for all their office imaging needs."

Commenting on the acquisition, Kodak's Assistant Chief Operating Officer, Carl
F. Kohrt said, "We believe this acquisition will increase access to the market for Kodak-branded office imaging products, which will be fed by a continuing stream of new and improved products designed, developed and manufactured by Kodak. In addition, Danka's acquisition of our sales, marketing





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and facilities management operations will place our sales and service people in a growing organization that is devoted exclusively to providing solutions for the office."

The acquisition was funded exclusively with bank debt under a six-year, $1.275 billion credit facility. Proceeds from the facility were also used to refinance Danka's outstanding debt under its previous revolving credit facility, and will additionally be used for working capital and general corporate purposes. Danka expects to take a one-time restructuring charge of $25 to $35 million in its third fiscal quarter ending December 31, 1996 related to the integration of the acquired Kodak operations.

Kodak's research and development efforts for electrophotography are expected to provide a continuous supply of new black and white and accent color office imaging products for Danka to market in the future. This effort should be stronger and more focused as the two companies will work together to identify product solutions to customer needs. Kodak also preserves its ability to continue to develop and use key technologies, such as color electrophotography, which has utility in a number of imaging applications. Along with Kodak's continued investment in research and development, Danka will fund over $150 million for ongoing research and development.

Peter Meier, previously the general manager of Kodak's Office Imaging for EAMER (Kodak's Europe, Africa and Middle East Region), will serve as President of the Office Imaging business worldwide. "Peter's management skills, energy and vision will play a key role in the





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Company's plan of raising the acquired sales and service business up to its full potential worldwide,"  stated Doyle.

The facilities management business will be managed separately from the acquired Office Imaging sales and service operations by Ed Marino. Concentrated in the U.S. and Europe, the facilities management business is expected to be an important factor in the placement of Danka's expanded product range.

Danka Business Systems PLC, headquartered in London, England and St. Petersburg, Florida, is one of the world's largest and fastest growing independent suppliers of automated office equipment and related services and supplies. As a result of the acquisition, Danka will now employ 22,000 people and provide office products and services globally from more than 700 offices in 31 countries around the world. Danka's ADSs are listed on NASDAQ and its Ordinary Shares are listed on the London Stock Exchange.





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